SUB-ITEM 77E:  LEGAL PROCEEDINGS
Like many other mutual fund companies,
 in September 2003, Federated Investors,
Inc., the parent company of the Federated funds' advisers and distributor
(collectively, "Federated"),
received detailed requests for
 information on shareholder
trading activities in the Federated funds
("Funds") from the Securities
and Exchange Commission, the
 New York State Attorney General,
and the National Association
 of Securities Dealers.
Since that time, Federated
has received additional
inquiries from regulatory
authorities on these and
related matters, and more
 such inquiries may be
received in the future.
As a result of these inquiries,
 Federated and the Funds
have conducted an internal
investigation of the matters
raised, which revealed instances
in which a few investors were
granted exceptions to Federated's
internal procedures for limiting
frequent transactions and that
one of these investors made an
 additional investment in another
 Federated fund.  The investigation
 has also identified inadequate
procedures which permitted a
limited number of investors
(including several employees)
to engage in undetected frequent
 trading activities and/or the placement and acceptance of orders to purchase shares of fluctuating net asset
 value funds after the funds'
closing times.  Federated has
 issued a series of press releases
 describing these matters in greater
detail and emphasizing that
it is committed to compensating
the Funds for any detrimental
impact these transactions may
have had on them.  In that regard,
 on February 3, 2004, Federated
and the independent directors
of the Funds announced the
establishment by Federated of a
restoration fund that is intended
to cover any such detrimental
impact.  The press releases and
related communications are available
 in the "About Us" section of
Federated's website
www.federatedinvestors.com,
and any future press releases on
 this subject will also be posted
there.Shortly after Federated's first
public announcement concerning
the foregoing matters, and
notwithstanding Federated's
 commitment to taking remedial
 actions, Federated and various
Funds were named as defendants
 in several class action
lawsuits now pending in the
United States District Court
for the District of Maryland
seeking damages of unspecified amounts.
The lawsuits were purportedly
filed on behalf of people who
 purchased, owned and/or
redeemed shares of
 Federated-sponsored mutual
funds during specified periods
 beginning
November 1, 1998.
The suits are generally similar
 in alleging that Federated engaged in
illegal and improper trading
 practices including market
timing and late trading in concert
with certain institutional
traders, which allegedly
caused financial injury to the mutual fund shareholders.
Federated and various Funds
 have also been named as
 defendants in several
additional lawsuits,
the majority of which are
now pending in the United
 States District Court for
 the Western
District of Pennsylvania,
alleging, among other things,
 excessive advisory and rule 12b-1 fees,
and seeking damages of
unspecified amounts.
The board of the Funds
 has retained the law
 firm of Dickstein,
Shapiro Morin & Oshinsky
LLP to represent the Funds
 in these lawsuits.
Federated and the Funds,
and their respective
counsel, are reviewing
the allegations and will
respond appropriately.
 Additional lawsuits
based upon similar
allegations may be filed
in the future. The potential
 impact of these recent
lawsuits and future potential
 similar suits is uncertain.
 Although we do not believe
that these
lawsuits will have a material
 adverse effect on the Funds,
 there can be no assurance that these
suits, the ongoing adverse
publicity and/or other
developments resulting
from the regulatory
investigations will not
 result in increased Fund
redemptions, reduced sales
 of Fund shares, or
other adverse consequences
 for the Funds.









Current as of:  8/18/94